Exhibit 10.96

CODE OF ETHICAL STANDARDS AND BUSINESS PRACTICES

I.	Introduction

Meade has prepared the following Code of Ethical Standards and Business Practices (“Code of Conduct”) to reaffirm the policies and business practices that apply throughout the Company, including all subsidiaries and divisions. Every employee of the Company, including each executive and financial officer, has an obligation to abide by this Code of Conduct. This Code of Conduct reaffirms the Company’s commitment to the highest levels of business and ethical practices. The Company requires its employees to exhibit a high degree of personal and professional integrity at all times and to exercise sound and independent business judgment. In addition to the Code of Conduct, all employees shall be subject to all applicable Company policies and procedures as such are defined for each specific Company facility or in the specific facility’s Employee Manual, if applicable. Noncompliance with any part of this Code of Conduct is sufficient grounds for disciplinary action, up to and including termination.

II.	Ethics Review Team and Audit Committee Matters

A. Ethics Review Team. To ensure that employees fully understand the Code of Conduct and have an opportunity to discuss issues and concerns arising from the Code, the Company has created a Company Ethics Review Team at its office in Irvine, California. The Company Ethics Review Team will consult in a confidential manner (to the extent practicable) on specific issues and on matters of policy. The Team consists of the Company’s Legal Department, the Chief Financial Officer and the Controller. Employees can approach any member of the Ethics Review Team with questions or concerns regarding this Code of Conduct. Any good faith communications of violations of the Code will be kept confidential to the extent practicable.

B. Audit Committee Matters. Anyone who has a concern about the Company’s accounting, internal accounting controls, auditing matters or matters concerning the rules and regulations of the Securities and Exchange Commission (“SEC”), may communicate that concern directly to the Audit Committee through the Company Corporate Governance Hotline at (800) 541-4708. This hotline is accessible 24 hours a day, 7 days a week, 365 days a year. Communications about these matters may be confidential or anonymous. The call will be digitally recorded and routed to members of the Audit Committee via email or transcript. The status of all outstanding concerns addressed to the Audit Committee will be reported to the full Board of Directors on a periodic basis. The Audit Committee may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them, as deemed appropriate. No retaliation or adverse action will be taken against anyone for raising or helping to resolve an integrity concern. Employees with questions or concerns that are not related to accounting, internal accounting controls, auditing matters or SEC rules or regulations should contact a member of the Ethics Review Team.

III.	Professional Conduct

A. Compliance with Laws: Employees of the Company shall conduct their business affairs in accordance with applicable laws in which the Company does business and shall observe the highest standards of business ethics. The use of Company funds, services or assets for any unlawful or improper purpose is strictly prohibited. No employee shall engage in purchasing privileges or special benefits on behalf of the Company through the payment of bribes, gratuities or other forms of payoff. No employee shall accept payments or other benefits from any party in violation of any law or in violation of this Code of Conduct.

B.	Dealings with Vendors/Suppliers:

1. Gifts: It is improper and against Company policy to solicit, offer, or accept, directly or indirectly, any tip, gift, favor, loan, or other item of significant monetary value in order to influence a business decision or receive any financial enrichment beyond normal compensation provided by Meade. Business meals are considered an acceptable practice provided the nature and amount of such meals is not material. If an individual presses an employee to accept a gift, the employee should thank that individual, but explain the Company’s policy regarding the acceptance of gifts. If, however, it would be discourteous to not accept a gift, then the employee shall accept the gift on behalf of the Company and immediately turn over the gift to his or her supervisor, as Company property, for distribution as determined appropriate by Company management.

2. Selection of Vendors/Suppliers: Wherever practicable, Vendors/Suppliers shall be selected by fair and open competitive bids. The selection of a Vendor/Supplier must be based on quality, need, performance and cost. All purchases from Vendors/ Suppliers shall be in accordance with the Company’s purchasing policies. In dealing with Vendors/Suppliers, it is the responsibility of all employees to promote the best interests of the Company, within legal limits, through aggressive attention to opportunities and the obtaining of fair terms and treatment for the Company.

3. Improper Influence: Gifts or entertainment provided by Vendors/Suppliers shall not be accepted in exchange for Company resources and/or merchandise. No gifts or entertainment shall be accepted with the understanding that the provider shall receive or continue to receive business from the Company. Vendors/Suppliers shall not be selected based upon the gift giving and/or entertainment practices of the Vendor/Supplier.

C.	Conflicts of Interest:

1. Definition: A conflict of interest exists in any situation in which the Company has an interest and the interest (personal or financial) of an employee is or may also be involved. A conflict of interest is deemed to exist whenever an employee is in a position, as a result of the nature or responsibilities of his or her employment with the Company, to further any personal or financial interest of the employee or a member of the employee’s family. Any situation which may be construed to be a conflict of interest should be avoided. If an employee believes he/she or another employee is involved in a conflict of interest or a potential conflict of interest, the employee must consult with a member of the Ethics Review Team who shall have authority to approve or disapprove of any such conflict of interest or potential conflict of interest.

2. Examples: Set forth below are four areas where conflicts may arise, although these examples are not a comprehensive list of possible conflicts of interest.

(i) Outside Business Activities/Interests: Acting as a director, officer, consultant, agent, employee or in some other capacity for a person or firm with whom the Company does business or with any competitor of the Company may constitute a conflict of interest. Family businesses or other businesses in which an employee participates as an owner, a partner, director, officer, employee, consultant or shareholder and which may create a conflict of interest and/or may interfere with the employee’s duties to the Company must be disclosed in writing to the Ethics Review Team. The Ethics Review Team shall determine whether or not an outside business activity of interest creates a conflict of interest and/or interferes with the employee’s job.

(ii) Investing in Vendors/Suppliers: No employee shall invest in any security (stocks, bonds, options, short sales, etc.) or lend money or otherwise invest in a Vendor/Supplier, its parent company, or any subsidiaries, unless the aggregate of the amount invested constitutes not more than one percent (1%) of the outstanding debt or equity of the Vendor/Supplier.

(iii) Buying Merchandise and Other Tangible Property or Obtaining Services from Vendors/Suppliers for Personal Use: Employees may not purchase for their or another’s personal use products/services from Vendors/Suppliers at a price which is less than the normal price at which such product/service is sold by the Vendor/Supplier to persons not affiliated with customers of the Vendor/Supplier without the prior consent of the Ethics Review Team. Such purchases are discouraged. The request for any such purchases must be detailed in writing to the Ethics Review Team prior to ordering or receiving the products/services.

D. Outside Employment: Outside employment may create a conflict of interest and/or may interfere with the employee’s duties to the Company. All employees should be highly sensitive to the potential for conflict and/or interference if they accept outside employment.

E. Public Filings and Communications: It is Meade’s policy to provide full, fair, accurate, timely and understandable disclosure in all reports that it files with, or submits to, the SEC, as well as in all of its other public communications. It is the responsibility of all personnel involved in or responsible for the preparation of such reports and communications, including the Company’s executive and financial officers, to use their best good faith efforts to ensure that all reports and communications meet the above standards. In addition, anyone who becomes aware of any material misstatement or omission in the Company’s filings or other outside communications should contact the Ethics Review Team or the Company Corporate Governance Hotline as discussed in Section II B above. In addition, in connection with its public communications, the Company is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for “fair disclosure”). Regulation FD provides that, when the Company discloses material, non-public information about the Company to securities market professionals or any shareholder (where it is reasonably foreseeable that the shareholders will trade on the information), it must also disclose the information to the public. Employees who receive inquiries about the Company or its securities from securities analysts, reporters, investors, potential investors or others should decline to comment. Employees should direct all inquiries from such persons to the Chief Financial Officer. All media inquires should be directed to the Investor Relations Department.

F. Accurate Records: All assets, liabilities, expenses and transactions shall be recorded in the Company’s regular books of account in accordance with Generally Accepted Accounting Principles consistently applied. No undisclosed or unrecorded fund or asset of the Company, its subsidiaries, or affiliates shall be established or maintained for any purpose. Documentation of all business transactions shall describe the pertinent events. No false or artificial entries shall be made in the books and records of the Company for any reason. No payment shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the applicable document.

G. Payments to Government Personnel: No payment shall be made directly or indirectly to influence or obtain favorable action by a government agency, anyone in public office or any candidate for public office. This policy is not intended to prohibit limited political contributions (such as attending political fund raisers). However, in cases of promotional activity or political contributions, care should be exercised so that no action by a Company employee is perceived as an attempt to influence government decisions in matters affecting the Company. Any personal contribution to any political candidate, party or organization shall not be represented as a contribution from the Company.

H. Commercial Bribery: No employee or agent of the Company shall engage in soliciting, receiving, or accepting, directly or indirectly, any bribe, kickback or other inappropriate payment or benefit from any employee or agent of any current or prospective Company vendor, supplier, landlord, lessee, competitor, or other person or entity in respect of any matter related to the Company.

I. Equity Compensation Award Guidelines: All equity compensation awards granted to any employee, officer, director or consultant of the Company shall be in compliance with the Company’s Equity Compensation Award Guidelines, including, without limitation, ensuring that no equity compensation awards granted by the Company are “backdated” which shall be defined as setting an equity compensation award grant date or exercise price with hindsight for the purpose of improperly achieving a lower grant price.

J. Honesty: Each employee must ensure that the highest level of honesty and integrity is maintained in the exercise of the employee’s daily responsibilities. Examples of conduct that are considered to violate this standard include, but are not limited to:

•	Knowingly issuing or approving a report or document containing incorrect or misstated data;

•	Knowingly making false or inaccurate entries in the books and/or records of the Company;

•	Knowingly making or authorizing any payment by the Company with the intention or understanding that all or any part of the payment is to be used for any purpose other than that described by the documents supporting the payment;

•	Knowingly misstating inventory, accounts payable, cash capital expenditures or any balance sheet account;

•	Knowingly misstating or omitting to state to the employee’s supervisor information material to the business of the Company or the supervisor’s understanding of the same;

•	Knowingly making false or misleading statements, written or oral, to any supervisor, internal or external accountant or auditor with respect to the Company’s books and records, financial statements or documents filed with the SEC;

•	Deliberate disregard for policies or procedures in order to improve a result regardless of whether or not the effect is positive or negative upon the Company.

Obviously, all situations cannot be covered by a policy statement. Good judgment coupled with a high sense of personal integrity is the best policy. Where situations arise that appear “uncertain”, the employee should consult with the Ethics Review Team for guidance.

IV.	Employment Matters

A. Standards of Conduct: Meade strives to maintain a positive work environment. To achieve this goal the Company encourages courteous and respectful behavior, responsible attitude toward work and respect for other employees, customers, vendors and Company property. Meade expects all employees to observe a reasonable standard of job performance and good conduct. Unless otherwise set forth in writing, all employees at Meade are employed on an at-will basis. Either the employee or the Company may terminate the employment relationship at any time, with or without cause and with or without prior notice. The Company reserves the right to terminate any employment relationship, to demote, or to otherwise discipline an employee without resort to any progressive disciplinary procedures.

B. Independent Contractors: Employees shall not be hired, retained or used as independent contractors by the Company without the prior written approval of both their supervisor and the Company’s Ethics Review Team. Employees whose services are needed beyond the scope or time of employment should be used on an overtime or equivalent basis.

C. Employment of Relatives: The employment of relatives in the same area of an organization may cause serious conflicts and problems with favoritism and employee morale. In addition to claims of favoritism at work, personal conflicts from outside the work environment can be carried into day-to-day working relationships. Relatives of persons currently employed by Meade may be hired only if they will not be working directly for, supervising, or working in the same department as, a relative. Meade employees cannot be transferred into such a reporting relationship. In other cases where a conflict or the potential for conflict arises, even if there is no supervisory relationship involved, the parties may be separated by reassignment or termination from employment. For the purposes of this policy, a relative is any person who is related by blood or marriage, or whose relationship with the employee is similar to that of persons who are related by blood or marriage.

D. Consultants: Agreements by the Company with consultants, agents, and representatives shall clearly set forth the actual services to be performed, the basis for earning the fee involved and all other terms and conditions. Payments must be reasonable in amount and bear a reasonable relationship to the value of the services rendered. No employee shall knowingly permit any consultant, agent and representative to take actions on behalf of the Company that would be in violation of this Code of Conduct.

E. Non Solicitation: Solicitation or distribution in any way connected with the sale of any goods or services for profit is strictly prohibited anywhere on Company property at any time. Similarly, solicitation or distribution of literature for any purpose by non-employees is strictly prohibited on Company property at any time. The Company has bulletin boards located throughout the facility for the purpose of communication with employees. Postings on these boards are limited to Company-related material including statutory legal notices, safety and disciplinary rules, Company policies, memos of general interest relating to the Company, local operating rules, and other similar items. All postings require the prior approval of the Human Resources Department or an Executive Officer of the Company. No postings will be permitted for any other purpose. Employees may distribute or circulate non-Company written materials only during non-working time and only in non-work areas. If unclear whether an area is a work or non-work area, employees should consult the Human Resources Department for clarification.

F. Harassment: Meade is committed to providing a work environment that is free of harassment of any kind. In order to maintain this commitment, the Company has a strict policy prohibiting harassment of any kind, including, without limitation, sexual harassment (please see the Company’s Employee Manual for a more complete definition of harassment). Any employee who believes he/she has been harassed by a co-worker, supervisor/manager, vendor, supplier or customer should promptly report the facts of the incident, and the names of the individuals involved, to his/her supervisor or, depending on the circumstances, directly to the Human Resources Department who will investigate all such claims and take appropriate corrective action. An employee can make this report without fear of retaliation. The Company has taken in the past, and will continue to take, prompt and necessary steps to investigate and, where appropriate, correct any situation involving harassment of any kind.

G. Equal Employment Opportunity: Meade has a policy of ensuring that all employees and potential employees are considered for all positions on the basis of their qualifications and abilities. Additionally, the Company does not discriminate in any way in regard to race, color, sex, religion, pregnancy, ancestry, age, national origin, citizenship status, veteran status, sexual orientation, marital status or physical or mental disability.

V.	ANTITRUST LAWS

This Code of Conduct is not intended as a comprehensive review of the antitrust laws, and is not a substitute for expert advice. If any employee has questions concerning a specific situation, he or she should contact the Ethics Review Team or Legal Department before taking action.

The federal government, most state governments, the European Economic Community and many foreign governments have enacted antitrust or “competition” laws. These laws prohibit “restraints of trade”, which is certain conduct involving competitors, customers or suppliers in the marketplace. Their purpose is to ensure that markets for goods and services operate competitively and efficiently, so that customers enjoy the benefit of open competition among their suppliers and sellers similarly benefit from competition among their purchasers. In the United States and some other jurisdictions, violations of the antitrust laws can lead to substantial civil liability – triple the actual economic damages to a plaintiff. Moreover, violations of the antitrust laws are often treated as criminal acts that can result in felony convictions of both corporations and individuals.

Strict compliance with antitrust and competition laws around the world is essential. These laws are very complex. Some types of conduct are always illegal under the antitrust laws of the Untied States and many other countries. Employees and other representatives of the Company must be alert to avoid such conduct. Examples include:

A.	Agreements with Competitors:

•	to set prices or any other economic terms of the sale, purchase or license of goods or services;

•	on any terms of a bid or whether or not to bid;

•	to allocate or limit customers, geographic territories, products or services, or not to solicit business from each other; and

•	to limit production volume or research and development, to refrain from certain types of selling or marketing of goods or services, or to limit or standardize the features of products or services.

B.	Illegal Agreements with Customers or Licensees related to Minimum Resale Prices of the Company’s Goods or Services:

Other activities are not absolutely illegal, but will be legal in some market situations and illegal in others. Some of these types of conduct involve agreements with third parties such as competitors, customers, suppliers, licensees or licensors. Others involve unilateral actions that may result in claims that the Company has monopolized or attempted to monopolize a market. Care should be taken to avoid any illegal or unethical actions related to such activities. Examples of these types of conduct are described below:

•	“Predatory” pricing, or pricing below some level of cost, with the intention to drive out competition from the market;

•	Reciprocal purchase agreements that condition the purchase of a product on the seller’s agreement to buy products from the other party;

•	“Tying” arrangements, in which a seller conditions its agreement to sell a product or service that the buyer wants on the buyer’s agreement to purchase a second product that the buyer would prefer not to buy or to buy elsewhere on better terms;

•	“Bundling” or market share discounts in which the final price depends on the customer’s purchase of multiple products or on allocating a specified percentage of its total purchases to the Company’s products; and

•	“Price discrimination,” or selling to different purchasers of the Company’s products at different prices or on other different economic terms of the purchase, or offering different promotional allowances or services in connection with the customer’s resale of the products, without complying with the specific exceptions permitted under the law.

VI.	INTERNATIONAL OPERATIONS

Laws and customs vary throughout the world, but all employees must uphold the integrity of the Company in other nations as diligently as they would do so in the United States. When conducting business in other countries, it is imperative that employees be sensitive to foreign legal requirements and United States laws that apply to foreign operations, including the Foreign Corrupt Practices Act. The Foreign Corrupt Practices Act generally makes it unlawful to give anything of value to foreign government officials, foreign political parties, party officials, or candidates for public office for the purposes of obtaining, or retaining, business for the Company. Employees should contact the Ethics Review Team or Legal Department if they have any questions concerning a specific situation.

VII.	CONFIDENTIALITY OF INFORMATION

Except as required in carrying out the employee’s duties in the normal and proper course of employment, and except as required by law, no employee during his or her employment or after he or she leaves the employ of the Company may use or disclose to others any “Confidential Information” relating to the Company, its subsidiaries and affiliates, or any of the Company’s vendors, suppliers or customers, regardless of the source of such information or the method of its acquisition. Violation may result in prosecution of the individual under any applicable civil or criminal statute. Employees should be guided by the general principle that the Company considers Confidential Information any information that is neither officially or publicly disclosed nor is common knowledge and which might be useful to or desired by others. “Confidential Information” includes, without limitation, information regarding Company business plans and strategies, same store sales, capital investments, per capita spending, financial data and projections, marketing information, personnel information, critical sales data, vendor lists, customer lists, systems, formulas, models, spreadsheets, techniques, manufacturing methods and other types of confidential data that individuals come in contact with in the course of their daily employment unless such information has been publicly disclosed. In addition, individuals who terminate their employment or who are terminated are bound to maintain the confidentiality of this material.

The Company believes that Confidential Information pertaining to personal health, performance evaluations, promotability, and compensation data also must be maintained in a confidential manner for the protection of individual privacy. Access to this type of information is restricted to individuals so authorized. In the case of performance, promotability, and salary data, this access is limited to employees responsible for such data or employees who are authorized or directed to inquire about, or collect such data, such as the employee’s supervisor, Officers, Human Resources and other authorized management personnel. As such, in order to ensure the ongoing confidentiality of this type of information, it is the Company’s policy and the obligation of each management employee to protect and preserve the confidentiality of these types of data. All Confidential Information developed by an employee during the course of employment with Company resources is the property of the Company.

Individuals are also prohibited from talking to the press or being a source of information for the press unless they have been expressly authorized as a spokesperson by the Company. Any press inquiries should be directed to an Executive Officer of the Company or to their designee.

VIII.	AUTHORIZED USE OF COMPANY PROPERTY

A. Trademarks, Service Marks and Copyrights:

Trademarks and service marks — words, slogans, symbols, logos or other devices used to identify a particular source of goods or services — are important business tools and valuable assets which require care in their use and treatment. No employee may negotiate or enter into any agreement respecting the Company’s trademarks, service marks or logos without first consulting the Legal Department. The Company also respects the trademark rights of others and any proposed name of a new product, financial instrument or service intended to be sold or rendered to customers must be submitted to the Legal Department for clearance prior to its adoption and use. Similarly, using the trademark or service mark of another company, even one with whom our Company has a business relationship, always requires clearance or approval by our Legal Department, to ensure that the use of that other Company’s mark is proper.

Employees must avoid the unauthorized use of copyrighted materials of others and should confer with the Legal Department if they have any questions regarding the permissibility of photocopying, excerpting, electronically copying or otherwise using copyrighted materials. In addition, simply because material is available for copying, such as matter downloaded from the Internet, does not mean that it is automatically permissible to copy. All copies of work that is authorized to be made available for ultimate distribution to the public, including all machine readable works such as computer software, must bear the prescribed form of copyright notice.

The Company is legally entitled to all rights in ideas, inventions and works of authorship relating to its business that are made by employees during the scope of their employment with the Company or using the resources of the Company (“Employee Developments”). As a condition of employment, employees are required to promptly disclose all Employee ideas to their supervisor, and to execute the necessary documentation to transfer all Employee Developments to Meade to evidence their ownership, or to obtain legal protection for them.

B. Telephone, Electronic Mail, Voice Mail and Internet:

Meade maintains electronic mail (e-mail), voice mail and Internet access systems to assist employees in the conduct of business within the Company. The Company has established this policy with regard to access, review or disclosure of electronic, voice mail messages created, sent or received by Company employees and Internet access and usage using the Company’s electronic, voice mail and/or Internet systems. The Company has determined the following policy to be followed by employees with access to the telephone, e-mail and/or voice mail systems at Meade:

•	The telephone, e-mail and voice mail systems hardware are Company property. Additionally, all messages composed, sent, or received on the electronic mail and/or voice mail systems are and remain the property of the Company. They are not the private property of any employee.

•	The use of the telephone, e-mail, voice mail, and/or Internet system is reserved solely for the conduct of business at the Company. These systems may not be used for personal business. They may not be used to solicit or proselytize for commercial ventures, religious or political causes, outside organizations or other non-job-related solicitations.

•	The e-mail, voice mail and/or Internet systems are not to be used to create any offensive or disruptive messages. Among those which are considered offensive are any messages that contain sexual implications, racial slurs, gender-specific comments, or any other comments that offensively address someone’s age, sexual orientation, religious or political beliefs, national origin or disability.

•	The e-mail, voice mail and/or Internet system may not be used to send (upload) or receive (download) copyrighted materials, trade secrets, proprietary financial information, or similar materials without prior authorization from the Company’s General Counsel or President.

•	The Company reserves the right to review, copy, delete, audit, intercept, access and disclose all messages created, received or sent or stored in the e-mail, voice mail and/or Internet systems for any purpose. The contents of any e-mail, voice mail and/or Internet message or information properly obtained for legitimate business purposes may be disclosed without permission of the employee who generated it.

•	The confidentiality of any message should not be assumed. Even when a message is erased, it is still possible to retrieve and read, or listen to, that message. Further, the use of passwords for security does not guarantee confidentiality.

•	Notwithstanding the Company’s right to retrieve and read any e-mail messages or listen to any voice mail messages, such messages should be treated as confidential by other employees and accessed only by the intended recipient or by management. Employees are not authorized to retrieve or read any e-mail or voice mail messages that are not sent to them unless expressly instructed to do so by the intended recipient.

•	In addition, employees are not authorized to retrieve, read and/or down/up-load any computer data files that are not their own. Any exception to these policies must receive prior approval from the MIS department or the President.

•	Employees may not use a password or code, access a file or retrieve any stored information unless authorized in advance to do so. All computer passwords must be provided to supervisors. No password may be used that is unknown to the Company as passwords are designed to minimize unauthorized access only.

•	The Company reserves the right to monitor voice mail communications and maintains the right of access to business related information and materials on a need-to-know basis. If and when engaged, the monitoring of the voice mail system is conducted by recording voice mail messages and then listening to those messages at a later time for legitimate business purposes such as training, productivity standards, quality control, security, and/or performance evaluation.

•	The Company reserves the right to monitor employee Internet usage, including the time spent on-line and the sites accessed to maintain system integrity and ensure that users are using the system appropriately, responsibly and in accordance with Company policy and procedures.

•	Employees should also be aware that out-going telephone calls are logged by the Company for management review. Included in the information provided to the Company are the telephone numbers dialed, call destinations, call frequency and the duration of each call. This information should not be considered confidential by Meade employees. IX. DOCUMENT RETENTION

The space available for the storage of Company documents, both on paper and electronic is limited and expensive. Therefore, periodic discarding of documents is necessary. On the other hand, there are legal requirements certain records be retained for specific periods of time. Employees who are unsure about the need to keep particular documents should consult with their supervisor or the Legal Department, so that a judgment can be made as to the likelihood that the documents will be needed.

Whenever it becomes apparent that documents of any type will be required in connection with a lawsuit or government investigation, all possibly relevant documents should be preserved, and ordinary disposal or alteration of documents pertaining to the subjects of the litigation or investigation should be immediately suspended. If an employee is uncertain whether documents under his or her control should be preserved because they might relate to a lawsuit or investigation, he or she should contact the Legal Department.

X.	INSIDER TRADING

For as long as the Company’s securities are publicly traded, all directors and officers of the Company and its affiliates, as well as all employees with access to material, non-public information relating to the Company or a publicly traded company doing business with the Company (“Inside Information”), are prohibited from using such Inside Information in connection with buying or selling the Company’s stock or the stock of the other company. Employees with Inside Information are also prohibited from providing other people who are not entitled to receive it in connection with a valid business purpose with Inside Information. Noncompliance with this policy will be grounds for disciplinary action, up to and including termination, and possibly civil and criminal penalties under federal and state securities laws.

An employee who has any questions about the meaning of this subject or how it applies in a particular instance should call the Company’s Legal Department.

To help avoid mistakes that could severely damage the Company and subject an employee to disciplinary action and possible penalties, the following is a brief summary of the law of insider trading. It is not an exhaustive treatment of this subject, nor does it set forth precise rules. Because this area of the law is complex and evolving rapidly, sound judgment is more important than attempts to formulate and apply precise guidelines. An employee who has questions about this subject should consult his or her own counsel or the Company’s Legal Department. Accordingly, the following information is provided only to increase sensitivity and awareness so that appropriate action (which often includes seeking expert guidance) can be taken on a timely basis.

A.	Definition of Insider Trading

“Insider trading” is trading securities while in possession of Inside Information in violation of a legal duty owed to public investors or to the source of the information. “Inside Information” is information that is not generally available to the public and that might have an effect on the market price of a stock, bond, option, or other security, or might be important to a reasonable investor in deciding to buy, sell, or hold the security.

The duty not to trade while one has Inside Information is based on the notion of simple fairness. An investor with such information cannot buy or sell the security until the information has been appropriately disseminated to the securities trading markets. This usually takes between one and three days, depending on the complexity of the information disclosed.

B.	Examples of Inside Information

The following is a list of some of the kinds of information that might (depending on the circumstances) be considered material and thus considered Inside Information:

•	Increased or decreased earnings of the Company or an entity doing business with the Company.

•	A pending or potential significant acquisition or disposition by the Company or another entity doing business with the Company.

•	Significant changes in the Company’s relationship with its primary lender or significant customers or suppliers.

•	Material legal actions filed or threatened against the Company or material developments with respect to any such actions.

•	A material change, either up or down, in the Company’s business or in the business of another entity doing business with the Company.

•	Anything that is likely to affect the market price of the Company’s stock, either negatively or positively.

•	Any non public information that a reasonable investor would find useful information in deciding whether or not to invest in the Company.

C.	Tipper-Tippee Liability

It is also illegal for an employee to give Inside Information to a friend, relative, or anyone else who buys or sells a security on the basis of that information. If an employee gives Inside Information to another person, the employee is a “tipper.” The person to whom the employee gives the information is the “tippee.” The employee does not have to misuse the Inside Information itself to be guilty of tipping. Simply suggesting to another person that he or she buy or sell the security, while one has Inside Information, is sufficient to be a violation, even though one does not tell them why one is making the suggestion. Insider trading cases are often looked at with the benefit of hindsight, and the law is changing rapidly (sometimes at the expense of persons who thought they were relatively safe). Accordingly, Company personnel should treat tips and information as if revealing them would result in the violation of the insider trading rules.

D.	Penalties for Insider Trading

Employees may be subject to civil and criminal penalties for insider trading violations. Civil penalties may be imposed for up to the greater of three times the profits made (or losses avoided) or $1,000,000. These penalties are in addition to the possibility of having to give up the actual profits made.

The government may also seek an injunction, bring administrative proceedings and seek criminal prosecutions. These may result in fines or imprisonment, or both. The maximum criminal fine for violation of the federal insider trading laws is $1,000,000 for individuals and $2,500,000 for corporations. The maximum jail term is ten years.

In addition to the penalties an employee could personally face for trading on Inside Information, any employee violating the insider trading laws may also cause the Company to be liable for the employee’s actions.

E.	Blackout Period

Regardless of whether or not an employee is privy to Insider Information and because the mere appearance of impropriety in this regard is damaging, please be advised that it is Company policy that a black-out (or non-trading) period is in effect, and employees may not trade any shares (or exercise any options), between:

•	the time the market opens 14 calendar days prior to the end of each fiscal quarter; and

•	the time the market opens on the second day after earnings for such fiscal quarter have been publicly announced.

The Company’s fiscal quarters end May 31, August 31, November 30 and February 28 (29) of each year. In other words, employees (i) may not ever trade on Inside Information and (ii) even if they are not aware of any Inside Information, employees may not trade during the black-out periods outlined above.

XI.	REPORTING VIOLATIONS

A.	Employee Responsibilities.

The Company is committed to establishing a culture that promotes prevention, detection and resolution of instances of conduct within the Company that do not conform to our policies or state and federal laws and regulations. Every employee has a responsibility to promptly report any instances of misconduct to:

•	His or her immediate supervisor;

•	A member of the Ethics Review Team;

•	A member of the Audit Committee; or

•	The Company Corporate Governance Hotline.

Any good faith communication of violations will be kept confidential to the extent practicable; however, in order to properly address any potential violation or concern confidentiality may not be possible. Concerns about accounting, internal accounting controls, SEC matters, or auditing matters may be brought directly to the attention of the Audit Committee on a confidential or anonymous basis as set forth in Section II B above.

B.	Supervisor and Manager Responsibilities.

All supervisory and management personnel of the Company are responsible for compliance with and enforcement of this Code of Conduct. Such responsibilities include an active effort to ensure employees under their supervision have the appropriate knowledge in order to comply with such standards and practices. Supervisors and managers who receive reports from employees that involve questions about the Company’s financial statements or financial reporting should immediately report the information to the Audit Committee. Any other reports that the supervisor or manager believes may involve a breach of this Code of Conduct or other Company policies should be reported promptly to the Ethics Review Team or the Board of Directors.

C.	Nonretaliation for Reporting of Violations.

The Company understands that individuals may not report concerns if they feel they will be subject to retaliation, retribution, or harassment for such reports. Therefore, Company employees, including Executive Officers and other supervisors or managers, are strictly prohibited from engaging in retaliation, retribution, or any form of harassment directed against anyone who reports a compliance concern in good faith. Any employee, including any officer or supervisor, who engages in such actions (including discharge, demotion, suspension, threatening, harassing, or in any other manner discriminating against a reporting person because of any lawful act done by the reporting person) shall be subject to discipline, up to and including dismissal of the employee. Any instances of retaliation, retribution, or harassment against reporting persons should be brought to the attention of the Ethics Review Team or the Board of Directors, who will investigate the matter and determine the appropriate remedies or sanctions, if any.

XII.	COMPLIANCE WITH STANDARDS AND PRACTICES

A. Waivers: Any request for a waiver of any provision of this Code of Conduct by any employee other than an Executive Officer or a senior financial officer must be in writing and addressed to the Ethics Review Team, which shall have the sole and absolute discretionary authority to approve any such waiver. Any request for a waiver of any provision of this Code by an Executive Officer or a senior financial officer (including the Company’s principal financial officer, principal accounting officer or controller, or persons serving similar functions) must be in writing and addressed to the Board of Directors, which shall have the sole and absolute discretionary authority to approve any such waiver. Any waiver and the grounds for such a waiver for an Executive Officer or senior financial officer shall be publicly disclosed in accordance with SEC and NASDAQ rules.

B. Audit Procedures: The Executive Officers or Audit Committee may, at their discretion, from time to time, establish and disseminate additional personnel policies and procedures or accounting and financial policies and procedures to monitor and to test compliance with this Code of Conduct.

C. Sanctions: Any employee who has received a copy of this Code of Conduct (or additional specific policies and procedures issued hereunder) who shall be found to have violated these standards and practices shall be subject to immediate disciplinary action, up to and including reassignment, demotion or, where appropriate, termination and to legal proceedings to recover the amount of any improper expenditures and any other losses that the Company may have incurred as a result of such violation. Violations of these standards and practices may also result in prosecution of the individual under any applicable criminal statutes.

D. Interpretation: All questions regarding the interpretation, scope, and application of the policies set forth in this Code of Conduct shall be referred to the Company’s Ethics Review Team.

Please indicate that you have received, read and will abide by this Code of Conduct by signing your name and dating the attached acknowledgment and returning it promptly to your supervisor.

ACKNOWLEDGMENT

I certify that I have received and read and that I will abide by the Meade Instruments Corp. Code of Conduct distributed to me on June 11, 2004.

(signature)	Employee Number

(print your name)

Date: